Exhibit 99.1

Paramount Announces Third Quarter 2019 Results

– Raises Guidance for Full Year 2019 –

– Leases over 1,250,000 square feet through September –

– Completes the $200 million Stock Repurchase Program –

– Receives authorization for an additional $200 million Stock Repurchase Program –

NEW YORK – November 6, 2019 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 today and reported results for the third quarter ended September 30, 2019.

Third Quarter Highlights:

Results of Operations:

•

Reported net income attributable to common stockholders of $7.1 million, or $0.03 per diluted share, for the quarter ended September 30, 2019, compared to $37.5 million, or $0.16 per diluted share, for the quarter ended September 30, 2018. Net income attributable to common stockholders for the quarter ended September 30, 2019 includes $1.0 million, or $0.00 per diluted share, of gain on sale of real estate and net income attributable to common stockholders for the quarter ended September 30, 2018, included a $32.2 million, or $0.13 per diluted share, of gain on sale of real estate, net of “sting” taxes.

•

Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $58.5 million, or $0.25 per diluted share, for the quarter ended September 30, 2019, compared to $57.7 million, or $0.24 per diluted share, for the quarter ended September 30, 2018.

•	Reported a 4.2% increase in Same Store Cash Net Operating Income (“NOI”) and a 1.8% increase in Same Store NOI in the quarter ended September 30, 2019, compared to the same period in the prior year.

•	Raised its full year 2019 Earnings Guidance as follows:

•

Estimated net income attributable to common stockholders is expected to be between $0.05 and $0.07 per diluted share, compared to its prior estimate of net income attributable to common stockholders of $0.03 to $0.07 per diluted share, up $0.01 per diluted share from the midpoint of the Company’s prior estimate.

•

Estimated Core FFO attributable to common stockholders is expected to be between $0.95 and $0.97 per diluted share, compared to its prior estimate of $0.93 to $0.97 per diluted share, up $0.01 per diluted share from the midpoint of the Company’s prior guidance.

•

Leased 209,016 square feet, of which the Company’s share was 160,022 square feet that was leased at a weighted average initial rent of $83.16 per square foot. Of the square footage leased, 93,003 square feet represented second generation space, for which the Company achieved a positive mark-to-market of 11.1% on a cash basis and 13.8% on a GAAP basis.

Transactions and Capital Markets Activity:

•

Entered into an agreement on August 16, 2019 to acquire Market Center, a two-building Class A office complex comprising 753,000 square feet, in San Francisco, California for $722.0 million, or $959 per square foot. The transaction, which is subject to customary closing conditions, is expected to close by the end of the fourth quarter of 2019 and the Company intends to bring in a joint venture partner at the asset and plans to use the proceeds from the sale of Liberty Place (discussed below) to fund its share of the acquisition.

•

Acquired a 44.1% equity interest in 55 Second Street, a 384,000 square foot Class A office building in San Francisco, California, on August 21, 2019. The transaction valued the property at $401.7 million, or $1,046 per square foot. In connection with the acquisition, the joint venture assumed the existing $137.5 million mortgage loan and upsized it by an additional $50.0 million. The $187.5 million mortgage loan is interest-only at a fixed interest rate of 3.88% and matures in October 2026.

•

Sold Liberty Place, a 172,000 square foot office building in Washington, D.C., on September 26, 2019 for $154.5 million, resulting in a gain of $1.1 million. The Company intends to use the proceeds from the sale to fund its share of the acquisition of Market Center (discussed above).

•	Declared a third quarter cash dividend of $0.10 per common share on September 13, 2019, which was paid on October 15, 2019.

•

Completed its $200 million Stock Repurchase Program by repurchasing 7,158,804 common shares in 2019 at a weighted average price of $13.22 per share, or $94.6 million in the aggregate. Of the common shares repurchased in 2019, 6,251,703 common shares were repurchased during the quarter ended September 30, 2019 at a weighted average price of $13.20 per share, or $82.5 million in the aggregate and 432,601 common shares were repurchased in October 2019, at a weighted average price of $12.97 per share, or $5.6 million in the aggregate. From the inception of the program, the Company has repurchased 14,714,405 common shares at a weighted average price of $13.59 per share.

•	Received authorization from its Board of Directors to repurchase an additional $200 million of the Company’s common stock from time to time, in the open market or in privately negotiated transactions.

Financial Results

Quarter Ended September 30, 2019

Net income attributable to common stockholders was $7.1 million, or $0.03 per diluted share, for the quarter ended September 30, 2019, compared to $37.5 million, or $0.16 per diluted share, for the quarter ended September 30, 2018. Net income attributable to common stockholders for the quarter ended September 30, 2019 included $1.0 million, or $0.00 per diluted share, of gain on sale of real estate and net income attributable to common stockholders for the quarter ended September 30, 2018, included $32.2 million, or $0.13 per diluted share, of gain on sale of real estate, net of “sting” taxes.

Funds from Operations (“FFO”) attributable to common stockholders was $58.8 million, or $0.25 per diluted share, for the quarter ended September 30, 2019, compared to $55.6 million, or $0.23 per diluted share, for the quarter ended September 30, 2018. FFO attributable to common stockholders for the quarters ended September 30, 2019 and 2018 includes the impact of non-core items, which are listed in the table on page 10. The aggregate of these items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders for the quarter ended September 30, 2019 by $0.3 million or $0.00 per diluted share and decreased FFO attributable to common stockholders for the quarter ended September 30, 2018 by $2.1 million or $0.01 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 10, was $58.5 million, or $0.25 per diluted share, for the quarter ended September 30, 2019, compared to $57.7 million, or $0.24 per diluted share, for the quarter ended September 30, 2018.

Nine Months Ended September 30, 2019

Net income attributable to common stockholders was $13.2 million, or $0.06 per diluted share, for the nine months ended September 30, 2019, compared to $3.8 million, or $0.02 per diluted share, for the nine months ended September 30, 2018. Net income attributable to common stockholders for the nine months ended September 30, 2019 included $1.0 million, or $0.00 per diluted share, of gain on sale of real estate. Net income attributable to common stockholders for the nine months ended September 30, 2018, included $32.2 million, or $0.13 per diluted share, of gain on sale of real estate, net of “sting” taxes and $41.6 million, or $0.17 per diluted share, of real estate impairment loss.

FFO attributable to common stockholders was $168.2 million, or $0.72 per diluted share, for the nine months ended September 30, 2019, compared to $168.2 million, or $0.70 per diluted share, for the nine months ended September 30, 2018. FFO attributable to common stockholders for the nine months ended September 30, 2019 and 2018 includes the impact of non-core items, which are listed in the table on page 10. The aggregate of these items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the nine months ended September 30, 2019 and 2018 by $0.7 million and $2.4 million, or $0.00 and $0.01 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 10, was $168.9 million, or $0.72 per diluted share, for the nine months ended September 30, 2019, compared to $170.6 million, or $0.71 per diluted share, for the nine months ended September 30, 2018.

Portfolio Operations

Quarter Ended September 30, 2019

Same Store Cash NOI increased by $3.7 million, or 4.2%, to $91.4 million for the quarter ended September 30, 2019 from $87.7 million for the quarter ended September 30, 2018. Same Store NOI increased by $1.8 million, or 1.8%, to $103.0 million for the quarter ended September 30, 2019 from $101.2 million for the quarter ended September 30, 2018.

During the quarter ended September 30, 2019, the Company leased 209,016 square feet, of which the Company’s share was 160,022 square feet that was leased at a weighted average initial rent of $83.16 per square foot. This leasing activity, offset by lease expirations in the quarter, and including the occupancy impact of the acquired and sold properties discussed below, decreased leased occupancy by 20 basis points to 96.5% at September 30, 2019, from 96.7% at June 30, 2019. Same store leased occupancy (properties owned by the Company in both reporting periods), which excludes the occupancy impact from the acquisition of 55 Second Street and the disposition of Liberty Place, decreased by 10 basis points to 96.5% at September 30, 2019, from 96.6% at June 30, 2019. Of the 209,016 square feet leased in the third quarter, 93,003 square feet represented second generation space (space that had been vacant for less than twelve months) for which the Company achieved a positive mark-to-market of 11.1% on a cash basis and 13.8% on a GAAP basis. The weighted average lease term for leases signed during the third quarter was 7.1 years and weighted average tenant improvements and leasing commissions on these leases were $10.08 per square foot per annum, or 12.1% of initial rent.

Nine Months Ended September 30, 2019

Same Store Cash NOI increased by $19.8 million, or 7.8%, to $272.7 million for the nine months ended September 30, 2019 from $252.9 million for the nine months ended September 30, 2018. Same Store NOI increased by $9.0 million, or 3.0%, to $307.1 million for the nine months ended September 30, 2019 from $298.1 million for the nine months ended September 30, 2018.

During the nine months ended September 30, 2019, the Company leased 1,258,775 square feet, of which the Company’s share was 905,210 square feet that was leased at a weighted average initial rent of $90.65 per square foot. This leasing activity, partially offset by lease expirations in the nine months, and including the occupancy impact of the acquired and sold properties discussed below, increased leased occupancy by 10 basis points to 96.5% at September 30, 2019, from 96.4% at December 31, 2018. Same store leased occupancy (properties owned by the Company in both reporting periods), which excludes the occupancy impact from the acquisition of 111 Sutter Street and 55 Second Street and the disposition of Liberty Place, increased by 30 basis points to 96.7% at September 30, 2019 from 96.4% at December 31, 2018. Of the 1,258,775 square feet leased in the nine months, 761,257 square feet represented second generation space (space that had been vacant for less than twelve months) for which the Company achieved a positive mark-to-market of 17.6% on a cash basis and 18.4% on a GAAP basis. The weighted average lease term for leases signed during the nine months was 9.1 years and weighted average tenant improvements and leasing commissions on these leases were $10.50 per square foot per annum, or 11.6% of initial rent.

Guidance

The Company is raising its Estimated Core FFO Guidance for the full year of 2019, which is reconciled below to estimated net income attributable to common stockholders per diluted share in accordance with GAAP. The Company estimates that net income attributable to common stockholders will be between $0.05 and $0.07 per diluted share, compared to its prior estimate of net income attributable to common stockholders of $0.03 to $0.07 per diluted share, up $0.01 per diluted share from the midpoint of the Company’s prior estimate, resulting primarily from higher fee and other income and lower interest expense. The estimated net income attributable to common stockholders per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

Based on the Company’s performance for the nine months ended September 30, 2019 and its outlook for the remainder of 2019, the Company is raising its Estimated 2019 Core FFO Guidance to be between $0.95 and $0.97 per diluted share, compared to its prior estimate of $0.93 to $0.97 per diluted share. This represents an increase of $0.01 per diluted share at the midpoint of the Company’s guidance resulting primarily from (i) $0.02 per diluted share from higher fee and other income and lower interest expense, partially offset by (ii) $0.01 per diluted share that the Company no longer expects to receive as a result of the sale of Liberty Place.

	Full Year 2019
(Amounts per diluted share)	Low	High
Estimated net income attributable to common stockholders	$0.05	$0.07
Pro rata share of real estate depreciation and amortization, including the Company’s share of unconsolidated joint ventures	0.90	0.90

Estimated Core FFO	$0.95	$0.97

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to on page 7. These estimates do not include the impact on operating results from possible future property acquisitions or dispositions, capital markets activity or realized and unrealized gains or losses on real estate fund investments. The estimates set forth above may be subject to fluctuations as a result of several factors, including straight-line rent adjustments and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes, including changes to tax laws and regulations, and other risks and uncertainties detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as net income or loss, calculated in accordance with GAAP, adjusted to exclude depreciation and amortization from real estate assets, impairment losses on certain real estate assets and gains or losses from the sale of certain real estate assets or from change in control of certain real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods. Core FFO, when applicable, excludes the impact of certain items, including, transaction related costs, realized and unrealized gains or losses on real estate fund investments, unrealized gains or losses on interest rate swaps, severance costs and gains or losses on early extinguishment of debt, in order to reflect the Core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

NOI is used to measure the operating performance of our properties. NOI consists of rental revenue (which includes property rentals, tenant reimbursements and lease termination income) and certain other property-related revenue less operating expenses (which includes property-related expenses such as cleaning, security, repairs and maintenance, utilities, property administration and real estate taxes). We also present Cash NOI which deducts from NOI, straight-line rent adjustments and the amortization of above and below-market leases, including our share of such adjustments of unconsolidated joint ventures. In addition, we present PGRE’s share of NOI and Cash NOI which represents our share of NOI and Cash NOI of consolidated and unconsolidated joint ventures, based on our percentage ownership in the underlying assets. We use NOI and Cash NOI internally as performance measures and believe they provide useful information to investors regarding our financial condition and results of operations because they reflect only those income and expense items that are incurred at property level.

Same Store NOI is used to measure the operating performance of properties that were owned by us in a similar manner during both the current period and prior reporting periods and represents Same Store NOI from consolidated and unconsolidated joint ventures based on our percentage ownership in the underlying assets. Same Store NOI also excludes lease termination income, impairment of receivables arising from operating leases and certain other items that may vary from period to period. We also present Same Store Cash NOI, which excludes the effect of non-cash items such as the straight-line rent adjustments and the amortization of above and below-market leases.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended September 30, 2019, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, November 7, 2019 at 10:00 a.m. Eastern Time (ET), during which management will discuss the third quarter results and provide commentary on business performance. A question and answer session with analysts and investors will follow the prepared remarks.

The conference call can be accessed by dialing 855-327-6838 (domestic) or 604-235-2082 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on November 7, 2019 through November 14, 2019 and can be accessed by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 10007819.

A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.paramount-group.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, San Francisco, and Washington, D.C. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Executive Vice President, Chief Financial Officer 212-237-3122 ir@paramount-group.com	Robert Simone Director, Business Development & Investor Relations 212-237-3138 ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30, 2019	December 31, 2018
Assets:
Real estate, at cost
Land	$2,018,805	$2,065,206
Buildings and improvements	5,984,703	6,036,445

	8,003,508	8,101,651
Accumulated depreciation and amortization	(764,151)	(644,639)

Real estate, net	7,239,357	7,457,012
Cash and cash equivalents	298,066	339,653
Restricted cash	25,372	25,756
Investments in unconsolidated joint ventures	231,983	78,863
Investments in unconsolidated real estate funds	11,582	10,352
Preferred equity investments	—	36,042
Accounts and other receivables, net	20,400	20,076
Deferred rent receivable	295,520	267,456
Deferred charges, net	127,427	117,858
Intangible assets, net	222,709	270,445
Other assets	107,334	132,465

Total assets	$8,579,750	$8,755,978

Liabilities:
Notes and mortgages payable, net	$3,576,734	$3,566,917
Revolving credit facility	—	—
Accounts payable and accrued expenses	119,362	124,334
Dividends and distributions payable	25,307	25,902
Intangible liabilities, net	78,836	95,991
Other liabilities	76,768	51,170

Total liabilities	3,877,007	3,864,314

Equity:
Paramount Group, Inc. equity	3,850,790	4,000,800
Noncontrolling interests in:
Consolidated joint ventures	363,211	394,995
Consolidated real estate fund	72,241	66,887
Operating Partnership	416,501	428,982

Total equity	4,702,743	4,891,664

Total liabilities and equity	$8,579,750	$8,755,978

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Rental revenue	$188,079	$185,074	$551,835	$545,475
Fee and other income	10,238	7,522	26,857	22,811

Total revenues	198,317	192,596	578,692	568,286

Expenses:
Operating	71,648	69,811	207,601	206,435
Depreciation and amortization	63,058	64,610	188,772	194,541
General and administrative	16,319	14,452	51,457	44,278
Transaction related costs	786	450	1,704	863

Total expenses	151,811	149,323	449,534	446,117

Other income (expense):
(Loss) income from unconsolidated joint ventures	(1,332)	472	(2,815)	2,931
Income (loss) from unconsolidated real estate funds	206	(188)	271	(268)
Interest and other income, net	1,222	2,778	7,705	6,888
Interest and debt expense	(37,325)	(37,105)	(111,462)	(109,996)
Real estate impairment loss	—	—	—	(46,000)
Gain on sale of real estate	1,140	36,845	1,140	36,845

Net income before income taxes	10,417	46,075	23,997	12,569
Income tax benefit (expense)	583	(1,814)	(823)	(2,171)

Net income	11,000	44,261	23,174	10,398
Less net (income) loss attributable to noncontrolling interests in:
Consolidated joint ventures	(3,051)	(2,713)	(8,253)	(5,520)
Consolidated real estate fund	(109)	(86)	(256)	(668)
Operating Partnership	(758)	(3,931)	(1,419)	(381)

Net income attributable to common stockholders	$7,082	$37,531	$13,246	$3,829

Per share:
Basic	$0.03	$0.16	$0.06	$0.02

Diluted	$0.03	$0.16	$0.06	$0.02

Weighted average common shares outstanding:
Basic	231,197,838	240,447,921	232,974,210	240,365,882

Diluted	231,229,939	240,489,138	233,004,917	240,391,184

Paramount Group, Inc.

Reconciliation of Net Income to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Reconciliation of Net Income to FFO and Core FFO:
Net income	$11,000	$44,261	$23,174	$10,398
Real estate depreciation and amortization (including our share of unconsolidated joint ventures)	67,461	66,533	199,595	200,404
Real estate impairment loss	—	—	—	46,000
Gain on sale of real estate	(1,140)	(36,845)	(1,140)	(36,845)

FFO	77,321	73,949	221,629	219,957
Less FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(12,142)	(12,432)	(35,167)	(33,479)
Consolidated real estate fund	(109)	(86)	(256)	(668)

FFO attributable to Paramount Group Operating Partnership	65,070	61,431	186,206	185,810
Less FFO attributable to noncontrolling interests in Operating Partnership	(6,294)	(5,825)	(17,997)	(17,616)

FFO attributable to common stockholders	$58,776	$55,606	$168,209	$168,194

Per diluted share	$0.25	$0.23	$0.72	$0.70

FFO	$77,321	$73,949	$221,629	$219,957
Non-core items:
Our share of (distributions from 712 Fifth Avenue in excess of earnings) and earnings in excess of distribution	(976)	398	(1,037)	81
Other, net	715	1,968	1,798	2,586

Core FFO	77,060	76,315	222,390	222,624
Less Core FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(12,142)	(12,432)	(35,167)	(33,479)
Consolidated real estate fund	(109)	(86)	(256)	(668)

Core FFO attributable to Paramount Group Operating Partnership	64,809	63,797	186,967	188,477
Less Core FFO attributable to noncontrolling interests in Operating Partnership	(6,269)	(6,049)	(18,075)	(17,867)

Core FFO attributable to common stockholders	$58,540	$57,748	$168,892	$170,610

Per diluted share	$0.25	$0.24	$0.72	$0.71

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	231,197,838	240,447,921	232,974,210	240,365,882
Effect of dilutive securities	32,101	41,217	30,707	25,302

Denominator for FFO and Core FFO per diluted share	231,229,939	240,489,138	233,004,917	240,391,184

Paramount Group, Inc.

Reconciliation of Net Income

to Same Store NOI and Same Store Cash NOI

(Unaudited and in thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Reconciliation of Net Income to Same Store NOI and Same Store Cash NOI:
Net income	$11,000	$44,261	$23,174	$10,398
Add (subtract) adjustments to arrive at NOI and Cash NOI:
Depreciation and amortization	63,058	64,610	188,772	194,541
General and administrative	16,319	14,452	51,457	44,278
Interest and debt expense	37,325	37,105	111,462	109,996
Income tax (benefit) expense	(583)	1,814	823	2,171
NOI from unconsolidated joint ventures	4,973	4,448	14,569	13,757
Fee income	(7,159)	(4,079)	(17,371)	(12,953)
Interest and other income, net	(1,222)	(2,778)	(7,705)	(6,888)
Real estate impairment loss	—	—	—	46,000
Gain on sale of real estate	(1,140)	(36,845)	(1,140)	(36,845)
Other, net	1,912	166	4,248	(1,800)

NOI	124,483	123,154	368,289	362,655
Less NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(18,765)	(18,303)	(54,513)	(50,991)
Consolidated real estate fund	—	7	23	20

PGRE’s share of NOI	105,718	104,858	313,799	311,684
Acquisitions	(2,106)	—	(4,019)	—
Dispositions	—	(3,209)	—	(13,033)
Lease termination income (including our share of unconsolidated joint ventures)	(751)	(506)	(3,097)	(750)
Other, net	172	56	448	230

PGRE’s share of Same Store NOI	$103,033	$101,199	$307,131	$298,131

NOI	$124,483	$123,154	$368,289	$362,655
Less:
Straight-line rent adjustments (including our share of unconsolidated joint ventures)	(11,484)	(15,752)	(34,119)	(45,802)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(2,768)	(3,724)	(8,713)	(12,122)

Cash NOI	110,231	103,678	325,457	304,731
Less Cash NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(16,680)	(14,968)	(47,048)	(41,599)
Consolidated real estate fund	—	7	23	20

PGRE’s share of Cash NOI	93,551	88,717	278,432	263,152
Acquisitions	(1,606)	—	(3,117)	—
Dispositions	—	(568)	—	(9,773)
Lease termination income (including our share of unconsolidated joint ventures)	(751)	(506)	(3,097)	(750)
Other, net	172	56	448	230

PGRE’s share of Same Store Cash NOI	$91,366	$87,699	$272,666	$252,859